Exhibit 99.1

FOR IMMEDIATE RELEASE

Beacon Power Announces Second Quarter 2011 Results

Revenue More Than Doubles as Stephentown Comes to Full Capacity

Tyngsboro, Mass. — August 9, 2011 — Beacon Power Corporation (NASDAQ: BCON), a leading provider of advanced products and services to support a more stable, reliable and efficient electricity grid, announced its financial results for the second quarter and six months ended June 30, 2011.

Recent Company Highlights

•                  Achieved full 20 MW capacity at the Company’s Stephentown, New York, plant in June 2011.

•                  Increased revenue by 216%, from $166,000 in the second quarter of 2010 to $525,000 in the second quarter of 2011.  For the six months ended June 30, 2011, revenue increased by $569,000, or 142%, compared to the first six months of 2010.

•                  Entered into a collaboration and development agreement with a subsidiary of the Gaelectric Group of Ireland, a significant wind developer worldwide.

Summary of Financial Results

For the second quarter of 2011, Beacon Power reported revenue of $525,000, as compared to revenue of $166,000 for the same quarter in 2010, an increase of 216%. Average gross margin on frequency regulation services during the second quarter of 2011 was 56%, compared to 23% during the same period in 2010. This improvement was primarily driven by higher margins in Stephentown as compared to those earned in Tyngsboro. Net loss from operations was $6.2 million in the second quarter of 2011, as compared to $5.5 million in the second quarter of 2010. In the second quarter of 2011, Beacon recognized non-cash interest income of $2.0 million related to preferred stock and associated warrants, which was partially offset by a non-cash charge of $0.9 million related to the extinguishment of debt. Beacon’s net loss for the quarter was $5.3 million, or $(0.18) per share. This compares to a net loss of $5.6 million, or $(0.29) per share, in the second quarter of 2010.

For the six months ending June 30, 2011, Beacon Power reported revenue $970,000, as compared to revenue of $401,000, for the same period in 2010, an increase of 142%. Net loss from operations was $11.1 million for the six months ending June 30, 2011, as compared to a net loss from operations of $11.0 million in the same period of 2010.  During the first half of 2011, Beacon recorded a non-cash charge of $7.4 million related to the extinguishment of debt, which was partially offset by $2.5 million in non-cash interest income related to preferred stock and associated warrants. Beacon’s net loss for the six months ended June 30, 2011, was $17.0 million, or $(0.67) per share, compared to $11.0 million, or $(0.61) per share, in 2010.

Revenue and Gross Margin

Revenue increased by $359,000, or 216%, in the second quarter of 2011 as compared to 2010. Frequency regulation revenue was $310,000 and $124,000 in the second quarters of 2011 and 2010, respectively, representing an increase of $186,000, or 150%.  Revenue for the six months ended June 30, 2011, increased $569,000, or 142%, as compared to 2010.  Frequency regulation revenue was $578,000 and $267,000 in 2011 and 2010, respectively, representing an increase of $311,000, or 116%.

The Company began to earn revenue in January 2011 from 8 MW of flywheel energy storage at the Stephentown plant.  During the first and second quarters of 2011, Beacon continued to integrate and energize additional capacity.  On June 21, 2011, the Company announced that the plant had reached its full 20 MW capacity.

Revenue from frequency regulation from the ISO-NE pilot program was lower during the first half of 2011 than during the same period in 2010, as the Company moved two of the three megawatts of capacity to Stephentown, New York, during the third quarter of 2010. In late April 2011, Beacon temporarily discontinued its participation in the ISO-NE pilot program in order to prepare the remaining 1 MW of capacity for shipment to NorthWestern Energy in Montana.

Contract revenue of $195,000 and $359,000 during the second quarter and first half of 2011, respectively, was earned primarily from the ARPA-E contract, whereas contract revenue of $31,000 and $110,000 during the second quarter and first half of 2010, respectively, related primarily to the Tehachapi contract and the Pacific Northwest National Laboratory contract, which was completed in 2010. The Tehachapi contract was completed as of June 30, 2011.

Beacon’s average gross margin on frequency regulation services during the second quarter of 2011 was 56%, compared to 23% during the same period in 2010. For the six months ended June 30, 2011, gross margin on frequency regulation services was 52% compared to 25% during the same period in 2010.  This improvement was primarily driven by higher margins in Stephentown as compared to those earned in Tyngsboro. Approximately 70% of Beacon’s cost of energy in Tyngsboro represents retail transmission and distribution charges billed by the local service provider. Because its New York facility is connected to the grid at transmission level, Beacon does not incur T&D charges at that facility.

Operating Expenses

For the three and six months ended June 30, 2011, operations and maintenance expenses increased by $364,000, or 44%, and $21,000, or 1%, respectively, compared to the same periods in 2010. The increase was due primarily to higher equipment repair costs, partially offset by higher absorption of overhead related to the construction of the Stephentown plant and lower material costs.  Research and development expenses for the three- and six-month periods ended June 30, 2011, decreased by $486,000, or 26%, and $1,330,000, or 34%, respectively, from the same periods in 2010. The decrease was due primarily to lower spending for R&D material along with an increase in overhead absorption. Selling, general and administrative expenses increased by $486,000, or 20%, and $973,000, or 22%, respectively, for the second quarter and first half of 2011 compared to the equivalent periods in 2010. This increase was primarily related to expanded marketing efforts, commissions related to preferred stock warrant exercises, and legal and professional fees. Total operating expenses for the three and six months ended June 30, 2011, were $6.4 million and $11.5 million, respectively, compared to $5.5 million and $11.1 million, respectively, for the same periods in 2010.

Cash and Liquidity

As of June 30, 2011, the Company had $5.4 million in cash and cash equivalents as compared to $10.9 million at December 31, 2010.  Working capital as of June 30, 2011, was ($3.4) million. In addition to the cash on hand, Beacon had approximately $3.2 million of restricted cash as of June 30, 2011. Working capital was negative in part due to the accounting treatment required for the preferred stock and common stock liabilities that were issued in December 2010, which required the Company to record these instruments as liabilities at fair value. However, Beacon expects these liabilities, which totaled $2.7 million as of June 30, 2011, to be settled in stock rather than cash.

Conference Call Details

The Company will host a conference call today, August 9, 2011, at 11:00 a.m. Eastern Time. During the call, management will review the Company’s operations and results, followed by a question and answer session. Beacon Power invites all those interested to join the call by dialing (708) 290-1368 and entering participant access code 85801344 when prompted. A live webcast of the call will also be available via the Company’s website, at www.beaconpower.com. Please connect at least 15 minutes prior to the webcast to ensure adequate time for any software download that may be needed.

A replay of the event will be available two hours after its completion, and for seven days following the call, by dialing (404) 537-3406 and entering access code 85801344 when prompted. The webcast will also be archived on the Beacon website at www.beaconpower.com.

About Beacon Power

Beacon Power Corporation designs, develops and commercializes advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to build merchant plants and sell turnkey regulation facilities to meet both domestic and international grid requirements using its patented flywheel energy storage technology. Beacon’s Smart Energy Matrix, which is now in production, operating and earning revenue, is a fast-response, non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:  The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These forward-looking statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be able to comply with the conditions or ongoing covenants of the Federal Financing Bank loan for our Stephentown, New York, facility; our need to comply with any disbursement or other conditions under the DOE Smart Grid grant program; a need to raise additional equity to fund Beacon’s projects and our other operations in uncertain financial markets; conditions in target markets, such as that some ISOs are taking longer than others to comply with FERC’s requirement to update market rules to include new technology such as ours, and also such as that frequency regulation pricing is lower in the short-term than at many times in the past; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of current conditions in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

CONTACT:

Chris Witty

Darrow Associates

646.438.9385

cwitty@darrowir.com

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,376,784	$10,865,760
Accounts receivable, trade	690,043	279,376
Unbilled costs on government contracts	110,950	66,725
Prepaid expenses and other current assets	588,997	725,862
Total current assets	6,766,774	11,937,723

Property and equipment, net	66,528,904	56,192,205
Restricted cash	3,202,856	3,228,933
Deferred financing costs	3,407,866	3,496,120
Advance payments to suppliers	478,828	851,984
Other Assets	268,256	230,270
Total assets	$80,653,484	$75,937,235

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,185,150	$6,172,210
Accrued compensation and benefits	1,430,920	1,205,071
Other accrued expenses	2,089,783	4,260,769
Advance billings on contracts	3,572	26,409
Accrued contract loss	940,508	1,045,545
Deferred rent	177,183	164,308
Current portion of long term debt	688,410	661,215
Mandatorily redeemable convertible preferred stock	529,545	2,900,170
Preferred stock warrant liability - current	—	1,009,388
Common stock warrant liability	2,132,760	3,242,600
Total current liabilities	10,177,831	20,687,685
Long term liabilities:
Deferred rent - long term	490,399	582,210
Long term debt, net of unamortized discount	40,973,168	25,169,568
Preferred stock warrant liability - long-term	—	864,012
Total long term liabilities	41,463,567	26,615,790
Stockholders’ equity:
Common stock	281,073	209,675
Additional paid-in-capital	275,097,762	257,772,383
Accumulated deficit	(245,653,910)	(228,635,459)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	29,012,086	28,633,760

Total liabilities and stockholders’ equity	$80,653,484	$75,937,235

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Revenue	$524,577	$165,540	$970,129	$401,020
Cost of goods sold	325,294	72,048	631,091	255,141
Gross profit	199,283	93,492	339,038	145,879
Operating expenses:
Operations and maintenance	1,186,942	823,184	1,810,632	1,790,166
Research and development	1,402,500	1,889,331	2,632,432	3,961,768
Selling, general and administrative	2,915,922	2,430,113	5,348,462	4,375,648
Loss on contract commitments	—	(99,650)	—	(99,650)
Depreciation and amortization	903,043	545,642	1,689,014	1,075,478
Total operating expenses	6,408,407	5,588,620	11,480,540	11,103,410
Loss from operations	(6,209,124)	(5,495,128)	(11,141,502)	(10,957,531)
Interest and other income (expense), net	1,791,792	(55,941)	1,502,516	(133,444)
Loss on extinguishment of debt	(876,880)	—	(7,379,465)	—
Net loss	$(5,294,212)	$(5,551,069)	$(17,018,451)	$(11,090,975)

Loss per share, basic and diluted	$(0.18)	$(0.29)	$(0.67)	$(0.61)
Weighted-average common shares outstanding	26,441,665	18,531,901	25,259,796	18,045,020